Exhibit 10.1

KEY PERSONS RETENTION AGREEMENT

THIS KEY PERSONS RETENTION AGREEMENT (the “Agreement”) is dated for reference the 13th day of October, 2023.

BETWEEN:

SILVER BULL RESOURCES, INC., a company with an address for service at Suite 1605 – 777 Dunsmuir Street, Vancouver, BC, Canada

(the “Company”)

AND:

TIMOTHY BARRY, an individual with an address for service at 15 Gagarin Street, Ekibastuz, Pavlodar, Kazakhstan, 140000

(“Barry”)

AND:

BRIAN D. EDGAR, an individual with an address for service at 4645 Langara Avenue, Vancouver, British Columbia, Canada V6R 1E2

(“Edgar”)

AND:

CHRISTOPHER RICHARDS, an individual with an address for service at 918 West 13th Avenue, Vancouver, British Columbia, Canada V5Z 1P3

(“Richards”)

AND:

JUAN MANUEL LOPEZ RAMIREZ, an individual with an address for service at Venustiano Carranza Street SN, Ejido La Esmeralda, Coahuila, Mexico

(“Ramirez”)

AND:

DAVID XUAN, an individual with an address for service at 1019 Eighth Avenue, New Westminster, British Columbia, Canada V3M 2R5

(together with Barry, Edgar, Richards and Ramirez, the “Key Persons”, and together with the Company, the “Parties”, and each a “Party”)

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WHEREAS:

A.	the Company and its wholly-owned subsidiary, Minera Metalin S.A. de C.V. (“Minera Metalin”), has, among other things, ownership interests in the Sierra Mojada mining project (the “Sierra Mojada Project”), located approximately 250 km north of the city of Torreon in Coahuila State, Mexico;
B.	the Company and Minera Metalin have initiated arbitration proceedings against the state of Mexico pursuant to Annex 14-C of the United States-Mexico-Canada Agreement to recover economic damages resulting from an illegal blockade of the Sierra Mojada Project (the “MA”), with such proceedings to be commenced under the World Bank International Centre for Settlement of Investment Disputes (the “ICSID”);
C.	in connection with the MA, the Company requires the active participation of the Key Persons throughout the MA process, which is expected to last up to four years, however, does not have sufficient cash on hand to pay compensation at competitive market rates to the Key Persons;
D.	the Key Persons have agreed to accept below market salaries and defer certain of the portions of such salaries, which such deferred salaries shall only be paid upon the issuance of a successful award under the MA, in order to allow the Company to conserve capital and to facilitate the MA by the Company, among other things, in consideration for the covenants of the Company under this Agreement; and
E.	the Company wishes to enter into this Agreement with the Key Persons in order to, among other things, induce the Key Persons to assist with the MA process.

NOW THEREFORE this Agreement witnesses that for valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.	As consideration for the acceptance of the below market salaries by the Key Persons, the deferral of certain salaries by the Key Persons and the participation and support of the Key Persons in the MA, subject to the receipt of a arbitral award under the MA on or prior to the Outside Date (as defined below), the Company covenants and agrees that it shall pay to the Key Persons an aggregate of up to 12.0% of the Net Arbitration Proceeds, if any, (as defined in and calculated in accordance with Schedule “A” hereto) actually received by the Company pursuant to the MA (together, the “Retention Award”). Any Retention Award shall be paid in accordance with Schedule “A” hereto.
2.	The Retention Award shall be split among the Key Persons as set out in Schedule “B” hereto. Notwithstanding any other term herein, if, during the term of the MA, the board of directors of the Company (the “Board”), acting in good faith but in its sole and absolute discretion, determines that any Key Person has failed to continuously and promptly provide all necessary support and/or assistance to the Company in connection with the MA, the Board shall be entitled to reduce or eliminate any portion of the Retention Award due and payable to any Key Person at any time.
3.	Unless otherwise determined by the Board, in the event any Key Person ceases to be engaged or retained by the Company within 12 months of the date hereof, such Key Person’s entitlement to any portion of the Retention Award shall immediately terminate.
4.	Unless otherwise determined by the Board, in the event any Key Person ceases to be engaged or retained by the Company at any time following the 12 month anniversary of the date hereof but prior to the issuance of a final award pursuant to the MA, such Key Person’s entitlement to any portion of the Retention Award shall be reduced by 50% (or such greater or lesser amount as may be determined by the Board).
5.	In connection with the payment of any Retention Award, each Key Person acknowledges and agrees that he shall be solely responsible for fulling any tax obligations in connection therewith, including, without limitation, any income or other taxes. Each Key Person shall defend, indemnify and hold harmless the Company from all losses, claims, damages, actions, causes of actions, costs, expenses, fines and penalties, including court costs and attorneys’ fees, that the Company may sustain, incur or suffer arising out of such Key Person’s failure to make any and all tax payments on account of any Retention Award.
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6.	Each Key Person acknowledges and agrees that:
(a)	he shall use commercially reasonable efforts to facilitate the successful resolution by the Company of the MA including, without limitation, making himself available during reasonable times as may be required by the Company and providing any information required by the Company in connection with the MA;
(b)	the Company has no obligation to take any action with respect to the MA, and, without limitation, may elect to modify its position with respect to the MA, negotiate any settlement with respect to the MA, terminate or abandon the MA or take any other action with respect to the MA in its sole and absolute discretion without notice to the Key Persons at any time;
(c)	among other things, in the event that the Board determines that there exists any material conflict of interest between the Company and any Key Person in connection with the MA, the Board may terminate such Key Person’s entitlement pursuant to this Agreement and this Agreement at any time;
(d)	there is no assurance with respect to the duration of the MA, the time commitment that may be required by the Key Person to support the Company during the MA, that the Company will be successful in obtaining a cash award under the MA, or that such cash award will result in any Net Arbitration Proceeds; and
(e)	there is no guarantee than any of them will receive any Retention Award hereunder and that no Key Person shall have any recourse as against the Company in respect thereof in the event that the Company is unsuccessful in obtaining a cash award pursuant to the MA or that such cash award does not result in any Net Arbitration Proceeds, and, for avoidance of doubt, the Company shall never be required to pay any amounts to the Key Persons under this Agreement from any other source of funds available to the Company.
7.	In the event that the Company has not received a cash award pursuant to the MA on or prior to the six (6) year anniversary of the date of this Agreement, or such later date as may be determined in writing by the Board (the “Outside Date”), this Agreement, together with all obligations of the Parties hereunder, including, without limitation, the obligations of the Company to pay any Retention Award shall immediately terminate without recourse.
8.	It shall be a condition precedent of the obligations of the Company hereunder that (the “Conditions Precedent”):
(a)	this Agreement shall have been approved by the Board;
(b)	this Agreement shall have been approved by the Toronto Stock Exchange (the “TSX”);
(c)	if required, the Company shall have obtained the approval of disinterested shareholders of the Company; and
(d)	this Agreement shall be in compliance with all applicable laws and policies, including the policies of the TSX.
9.	The Company covenants and agrees to use commercially reasonable efforts to complete the Conditions Precedent on or prior to December 31, 2024, and in the event the Company is not able to, or otherwise determines that it intends not to, complete such Conditions Precedent prior to such date, the Company shall be entitled to terminate this Agreement immediately and without any further recourse by the Key Persons.
10.	The Company represents and warrants to the Key Persons that, subject to the satisfaction of the Conditions Precedent:
(a)	it is duly formed, validly existing and in good standing under the laws of its jurisdiction of existence;
(b)	it has the legal power and capacity, has taken all necessary action and has obtained all necessary approvals to enter into and execute this Agreement and to carry out its obligations hereunder; and
(c)	it has duly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with the Agreement’s terms; and
(d)	the execution and delivery by the Company of this Agreement and performance of its obligations under this Agreement complies with applicable laws and do not and will not breach any other agreements to which the Company is a party.
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11.	Each Key Person represents and warrants to the Company that:
(a)	he is a natural person who duly serves as a director, officer, employee or consultant of the Company with an address for service at the address noted for him on the first page of this Agreement;
(b)	he has the legal power and capacity and has taken all necessary action and has obtained all necessary approvals to enter into and execute this Agreement and to carry out his obligations hereunder;
(c)	he has sought and received necessary and prudent legal, tax and other professional advice with respect to the Agreement hereunder and has satisfied himself same;
(d)	he has duly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation enforceable against him in accordance with the Agreement’s terms; and
(e)	the execution and delivery by each Key Person of this Agreement and performance of his obligations under this Agreement complies with applicable laws and do not and will not breach any other agreements to which the Key Person is a party.
12.	Each Key Person agrees that all business, technical and financial information developed, learned or obtained by or for or on behalf of itself during the term of this Agreement that relate to the Company, the MA or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute “Confidential Information”.

Each Key Person shall hold the Confidential Information in a fiduciary capacity and solely for the benefit of the Company and shall not disclose or, except in performing its obligations hereunder, use any Confidential Information provided that such restrictions will not apply with respect to information such Key Person can document is or becomes readily publicly available without restriction through no fault of such Key Person.

Upon termination of this Agreement or as otherwise requested by the Company, each Key Person will promptly provide to the Company all items and copies containing or embodying Confidential Information.

13.	This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the Parties. There are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement.
14.	No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
15.	This Agreement may not be assigned by any Party without the prior written consent of the other Parties.
16.	All notices to be given by the Parties shall be hand delivered to the above address or delivered by email to a Party’s email address on record with the Company. Any such notice delivered by hand shall be deemed delivered when actually delivered to the Parties receiving such notice, and any notice delivered by email shall, in the case such email is sent during regular business hours on a day other than a Saturday or Sunday on which the principal banks in the City of Vancouver, British Columbia, Canada are open for business (each a “Business Day”), immediately when sent, or in any other case, on the next Business Day. A Party may change his address by written notice to the other Parties.
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17.	This is a British Columbia, Canada agreement and the laws and courts of such Province shall have exclusive jurisdiction in settling any disputes concerning this Agreement.
18.	Time shall be the essence of this Agreement.
19.	Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence, forbearance or other accommodation by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement or in any document delivered pursuant to this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.
20.	The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to affect the purpose of this Agreement and carry out its provisions.
21.	If any provision of this Agreement or portion thereof or the application thereof to any person or circumstance shall to any extent be illegal, invalid or unenforceable:
(a)	the remainder of this Agreement or the application of such provision or portion thereof to any other person or circumstance shall not be affected thereby; and
(b)	the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement.

Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

22.	The rights and remedies under this Agreement are cumulative and not alternative and are in addition to, and not in substitution for, any rights, powers, or remedies provided, or hereafter acquired by law or equity or otherwise.
23.	The Parties acknowledge that they have been afforded the opportunity to obtain independent legal advice with respect to this Agreement and confirm that they are acting of their own free will and not under duress or undue influence.
24.	The Parties acknowledge and agree that they have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.
25.	The signature of any of the Parties hereto may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

[Signature Page Follows]

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

SILVER BULL RESOURCES, INC.
/s/ Timothy Barry
by its authorized signatory Name: Timothy Barry
Title: CEO

SIGNED AND DELIVERED in the presence of:	) )	/s/ Timothy Barry
	)	TIMOTHY BARRY
/s/ Christopher Richards	)
Witness (print name below and sign on line above)	) ) )
Christopher Richards	)
)
Address of Witness:	)
Suite 1605, 777 Dunsmuir St,	) )
Vancouver, BC, V7Y 1K4	) )

SIGNED AND DELIVERED in the presence of:	) )	/s/ Brian Edgar
	)	BRIAN D. EDGAR
/s/ Christopher Richards	)
Witness (print name below and sign on line above)	) ) )
Christopher Richards	)
)
Address of Witness:	)
Suite 1605, 777 Dunsmuir St,	) )
Vancouver, BC, V7Y 1K4	) )

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SIGNED AND DELIVERED in the presence of:	) )	/s/ Christopher Richards
	)	CHRISTOPHER RICHARDS
/s/ David Xuan	)
Witness (print name below and sign on line above)	) ) )
David Xuan	)
)
Address of Witness:	)
Suite 1605, 777 Dunsmuir St,	) )
Vancouver, BC, V7Y 1K4	) )

SIGNED AND DELIVERED in the presence of:	) )	/s/ David Xuan
	)	DAVID XUAN
/s/ Christopher Richards	)
Witness (print name below and sign on line above)	) ) )
Christopher Richards	)
)
Address of Witness:	)
Suite 1605, 777 Dunsmuir St,	) )
Vancouver, BC, V7Y 1K4	) )

SIGNED AND DELIVERED in the presence of:	) )	/s/ Juan Manuel Lopez Ramirez
	)	JUAN MANUEL LOPEZ RAMIREZ
/s/ Christopher Richards	)
Witness (print name below and sign on line above)	) ) )
Christopher Richards	)
)
Address of Witness:	)
Suite 1605, 777 Dunsmuir St,	) )
Vancouver, BC, V7Y 1K4	) )

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Schedule “A”

Total Retention Award Calculation

•	The final calculation of the total Retention Award amount is at the sole discretion of the Board, however, the following provides calculation guidance for the full Retention Award.
•	The aggregate Retention Award amount shall be equal to 12.0% of the Net Arbitration Proceeds where the “Net Arbitration Proceeds” is equal to the positive difference, if any, by which A exceeds B, where:

A represents: (i) all cash amounts awarded by ICSID (including awards for damages and reimbursement of expenses) to, and actually collected by, the Company and/or Minera Metalin (collectively, the “Claimants”); and

B represents the aggregate direct expenses paid by the Claimants in the matter, including, without limitation:

- fees, expenses, disbursements and taxes of Claimants’ legal counsel;

- fees, expenses, disbursements and taxes of Claimants’ experts;

- fees, expenses, disbursements and taxes of the arbitration tribunal;

- ICSID administrative fees;

- translation and interpretation costs;

- travel and accommodation costs of the Claimants, their team and experts and witnesses, incurred in respect of arbitration preparation and attendance at hearings; and

- any other costs, fees, expenses, disbursements and taxes reasonably incurred by any party due and payable by the Claimants in connection with the MA as may be determined by the Board in its sole and absolute discretion.

For avoidance of doubt, in the event B is equal to or exceeds A in the above formula, no Retention Award shall be due or payable at any time.

Upon the issuance of a final award by the ICSID to the Claimants and actual receipt of all awarded amounts by the Claimants, the Claimants shall use commercially reasonable efforts to finalize the calculation of the Retention Award payable within 120 days of the receipt of such awarded amounts (the “Calculation Period”). Once such calculation is determined, the Company shall notify the Key Persons in writing within 10 days of the end of the Calculation Period with respect to the amount of Retention Award payable to each Key Person and pay such amounts within 30 days of the end of the Calculation Period. The determination and calculation of any Retention Award payable by the Company and as set out in the Calculation Notice shall be final and binding on the Key Persons without recourse.

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Schedule “B”

Retention Award Allocation

Name	Role	Percentage
Timothy Barry	CEO & Director	4.0%
Brian Edgar	Chairman of the Board	3.0%
Christopher Richards	CFO	2.0%
Juan Manuel Lopez Ramirez	Country Manager, Mexico	2.0%
David Xuan	Corporate Controller	1.0%

Total:		12.0%

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